UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2013

NuStar GP Holdings, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-32940	85-0470977
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19003 IH-10 West
San Antonio, Texas 78257
(Address of principal executive offices)

(210) 918-2000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 24, 2013, Stan McLelland’s term on the Board of Directors of NuStar GP Holdings, LLC (the “Company”) ended.  Mr. McLelland has expressed no disagreement with the Company over any of its operations, policies or practices.  The Company would like to thank Mr. McLelland for his many years of distinguished service to the Company.

Item 5.07                                           Submission of Matters to a Vote of Security Holders.

The 2013 Annual Meeting of Unitholders (the “Annual Meeting”) of the Company was held on April 24, 2013. A total of 38,164,380 of the Company’s common units were present or represented by proxy at the meeting, representing approximately 89.57% of all the votes entitled to be cast at the Annual Meeting. The matters submitted for a vote and the related results are as follows:

Proposal No. 1 — Election of two Class I directors to serve until the 2016 annual meeting of unitholders or until their respective successors are elected and have been qualified. The results of the votes taken were as follows:

Class I Nominee	Votes For	Votes Withheld	Broker Non-Votes

William E. Greehey	24,663,110	3,065,928	10,435,342

Jelynne LeBlanc-Burley	27,606,820	122,218	10,435,342

Proposal No. 2 — Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The results of the votes taken were as follows:

Votes For	Votes Against	Abstentions

38,026,414	89,441	48,525

Pursuant to the foregoing votes: (i) the Class I nominees listed above were elected to serve on the Company’s Board of Directors until the 2016 annual meeting of unitholders or until their respective successors are elected and have been qualified and (ii) the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 has been ratified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuStar GP Holdings, LLC

Date: April 25, 2013	By:	/s/ Amy L. Perry
	Name:	Amy L. Perry
	Title:	Corporate Secretary